Exhibit 99.1

Marchex Announces New Chief Product and Strategy Officer

SEATTLE—(BUSINESSWIRE)— March 3, 2020 - Marchex (NASDAQ: MCHX), a leading conversational analytics company that connects the voice of the customer to your business, announced that it has hired Ryan Polley as Chief Product and Strategy Officer.  In this role, Polley will lead Marchex’s product and engineering organizations.

Polley has a deep background in developing and implementing product strategies at emerging technology companies. Prior to joining Marchex, he was most recently Chief Product Officer at Kargo, a mobile technology and advertising company.  He previously served as Senior Vice President of Product Management and Strategy at Rubicon Project, where he also held multiple roles through the company’s initial public offering.  Polley has a history of leadership in product, strategy and partnership roles with innovative companies that provide data analytics and advertising products into the enterprise customer channel.

“I am pleased to have Ryan join our executive team and to have him lead our overall product and engineering initiatives,” said Russell Horowitz, Marchex Executive Chairman. “We believe his rich experience in helping businesses take advantage of data-oriented products to develop dynamic growth strategies is a strong fit for Marchex.  2020 is an important year for the company as we are increasingly being asked by our customers to solve many mission critical problems, and we are expanding our executive team to enhance our execution and deliver on the promise of our growing AI capabilities.”

“Marchex is very well-positioned to strengthen its leadership in delivering conversational analytics and sales acceleration solutions,” said Polley. “There is a significant untapped opportunity to deliver AI-infused products into the sales enablement channel.  I am excited to join Marchex to help it take advantage of its emerging AI-driven analytics and sales acceleration solutions and to help ensure the company is an indispensable partner to its expanding base of world-class customers.”

About Marchex

Marchex understands the best customers are those who call your company - they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit http://www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600
ir@marchex.com